Exhibit 99.1
NEWS RELEASE

Broadcom Business Press Contact Bill Blanning Vice President, Global Media Relations 949-926-5555 blanning@broadcom.com	Broadcom Financial Analyst Contact T. Peter Andrew Vice President, Corporate Communications 949-926-5663 andrewtp@broadcom.com
Broadcom Commences All Cash Tender Offer to Purchase Emulex
Shares for $9.25 Per Share
Files Preliminary Consent Solicitation Statement to Amend Emulex’s Bylaws to Call
Special Meeting
Urges Emulex Stockholders to Exercise their Rights to Receive Meaningful Economic
Value
IRVINE, Calif. — May 5, 2009 — Broadcom Corporation (Nasdaq: BRCM) today announced that its wholly owned subsidiary, Fiji Acquisition Corporation, has commenced a tender offer for all the outstanding shares of common stock of Emulex Corporation (NYSE: ELX). In addition, Broadcom announced the filing of a preliminary consent solicitation statement to amend Emulex’s Bylaws to allow stockholders to call a special meeting of stockholders.
Under the terms of the offer, Emulex stockholders would receive $9.25 net per share in cash (less any applicable withholding taxes and without interest). This represents a total equity value of approximately $764 million. The offer is:

•	A 62-percent premium to Emulex’s average closing stock price for the 30 trading days immediately prior to Broadcom’s public offer to acquire Emulex announced on April 21, 2009;

•	A 42-percent premium over the median 12-month stock price target published by research analysts as of April 20, 2009;

•	A 40-percent premium over the closing price of Emulex common stock on April 20, 2009; and

•	An approximately 85-percent premium over Emulex’s enterprise value as of the closing price of Emulex common stock on April 20, 2009.
Unless extended, the tender offer is scheduled to expire at midnight, Eastern time, on Wednesday, June 3, 2009.
Scott A. McGregor, President and Chief Executive Officer of Broadcom, said “We are disappointed by Emulex Corporation’s rejection of Broadcom’s proposal which would deliver substantial, immediate and highly certain value to Emulex’s stockholders, while further providing significant benefits to customers and employees alike. The Emulex Board’s response on Monday and its continued unwillingness to engage in discussions with Broadcom are clearly not in the best interests of either its stockholders or its customers. This intransigence could cause needless delay in efforts to combine our two companies, leading to further deterioration of Emulex’s market share and stockholder value.”
“Emulex’s Board has taken steps, including the adoption of a ‘poison pill’ and the imposition of bylaw amendments, to erect barriers to stockholders’ ability to express their will as owners of Emulex,” continued Mr. McGregor. “While we much prefer to arrive at a negotiated agreement with Emulex, the Emulex Board has left us with no choice but to ask Emulex stockholders to call for a special meeting of stockholders so that they can consider the merits of our offer for themselves.”
Broadcom said that while Emulex has touted its “design wins” in its response to

Broadcom and in other communications with the financial community, it has failed to demonstrate an ability to convert design wins into either revenue growth or market share. Over the last several years, including this most recent quarter, Emulex has continued to lose share to its larger competitor. In fact, in its most recent quarter, Emulex’s revenue fell short of analysts’ consensus expectations, and the midpoint of Emulex’s revenue guidance for the June 2009 quarter implies that Emulex is likely to deliver its 6th quarter of sequential revenue decline. In addition, Emulex’s primary competitor said last week that it continued to gain share in key markets during the most recent quarter, after achieving record net revenues in 2008.
Broadcom also noted that while Emulex contends long-term value creation opportunities might exist on a standalone basis, recently revised analyst models exhibit less optimism regarding its future prospects — consensus analyst estimates for Emulex’s revenues in calendar year 2009 and 2010 were lowered following Emulex’s April 27 earnings release and guidance update, suggesting that Emulex’s future standalone opportunities amid increased competition remain highly uncertain.
“Emulex has made it clear that it shares our view that the convergence of data and storage networking is the long-term future of enterprise networks. This combination would enable us to accelerate our efforts to bring this vision to our customers. We believe the logic of this combination is equally compelling for the employees of both companies. In particular Emulex’s highly skilled employees would have greater opportunities to enhance their careers as a result of access to Broadcom’s Ethernet portfolio, our intellectual property and tools and the enhanced sales, service and manufacturing support our greater scale makes possible,” Mr. McGregor said.
Broadcom’s all-cash offer is not subject to a financing condition. Broadcom intends to fund the offer with its existing cash holdings. The offer is subject to certain conditions described in the tender offer statement filed with the U.S. Securities and Exchange Commission, a copy of which will be mailed to Emulex’s stockholders.

Broadcom also today filed a preliminary consent solicitation statement with the U.S. Securities and Exchange Commission. It solicits stockholders’ consent for certain amendments to Emulex’s Bylaws (including allowing Emulex stockholders holding 10% or more of the shares outstanding of Emulex to call a special meeting of stockholders), consent for appointment of representatives of Broadcom as stockholders’ agents for purposes of calling a special meeting of the stockholders of Emulex and consent for repealing any amendments of Emulex’s Bylaws adopted by its Board of Directors on or after January 15, 2009.
About Broadcom
Broadcom Corporation is a major technology innovator and global leader in semiconductors for wired and wireless communications. Broadcom® products enable the delivery of voice, video, data and multimedia to and throughout the home, the office and the mobile environment. We provide the industry’s broadest portfolio of state-of-the-art system-on-a-chip and software solutions to manufacturers of computing and networking equipment, digital entertainment and broadband access products, and mobile devices. These solutions support our core mission: Connecting everything®.
Broadcom is one of the world’s largest fabless semiconductor companies, with 2008 revenue of $4.66 billion, holds over 3,300 U.S. and over 1,300 foreign patents, and has more than 7,500 additional pending patent applications, and one of the broadest intellectual property portfolios addressing both wired and wireless transmission of voice, video, data and multimedia.
Broadcom is a FORTUNE 500® company headquartered in Irvine, Calif., and has offices and research facilities in North America, Asia and Europe. Broadcom may be contacted at +1.949.926.5000 or at www.broadcom.com.
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This communication does not constitute an offer to buy or a solicitation of an offer to sell any securities. Broadcom has filed a Tender Offer Statement on Schedule TO with the U.S. Securities and Exchange Commission (“SEC”) containing an offer to purchase all of the outstanding shares of common stock of Emulex Corporation (“Emulex”) for $9.25 per share. The tender offer is being made solely by means of the offer to purchase, and the exhibits filed with respect thereto (including the letter of transmittal), which contain the full terms and conditions of the tender offer. INVESTORS AND SECURITY HOLDERS OF EMULEX ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Broadcom Corporation through the Web site maintained by the SEC at http://www.sec.gov or by directing a request by mail to Innisfree M&A Incorporated at 501 Madison Avenue 20th Floor, New York, NY 10022, or by calling toll-free at (877) 687-1875.
     Broadcom has filed a preliminary consent statement with the SEC relating to the solicitation of written consents from Emulex stockholders. Any definitive consent solicitation statement will be mailed to stockholders of Emulex. INVESTORS AND SECURITY HOLDERS OF EMULEX ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Broadcom through the Web site maintained by the SEC at http://www.sec.gov or by directing a request by mail to Innisfree M&A Incorporated at 501 Madison Avenue 20th Floor, New York, NY 10022, or by calling toll-free at (877) 687-1875.
     Broadcom and its directors and executive officers and other persons may be deemed to be participants in the solicitation of consents in respect of the proposed transaction. Information regarding Broadcom’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the SEC on February 4, 2009, and its proxy statement for its 2009 annual meeting of shareholders, which was filed with the SEC on March 30, 2009.
     All statements included or incorporated by reference in this release other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our business and industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words.

     These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. Important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition include the possibility that Broadcom will not pursue a transaction with Emulex and the risk factors discussed in our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings. The forward-looking statements in this release speak only as of this date. We undertake no obligation to revise or update publicly any forward-looking statement, except as required by law.
     Broadcom ®, the pulse logo, Connecting everything ®, and the Connecting everything logo are among the trademarks of Broadcom and/or its affiliates in the United States, certain other countries and/or the EU. Any other trademarks or trade names mentioned are the property of their respective owners.